CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Armour Tactical Flex Fund, a series of Cottonwood Mutual Funds, under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

May 9, 2014